Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

                    This Confidential Separation Agreement and General Release ("Agreement") is entered into by and between Jae M. Maxfield ("Employee") and ChoiceOne Bank ("Employer"). The parties agree as follows regarding the voluntary termination of Employee's employment with Employer:

          1.          Termination Date. Employee's employment with Employer voluntarily terminated effective October 28, 2000.

          2.          Payments/Benefits to Employee. As consideration for the commitments and releases in this Agreement:

          a.          Salary Continuation. Employer will pay Employee his normal salary, minus normal payroll deductions, for a period of six (6) months (November 2000 through April 2001). For the next six (6) months, Employer will pay Employee Three Thousand Dollars ($3,000) per month, minus normal payroll deductions. Payment will be made as part of Employer's normal payroll. In the event Employee obtains unemployment compensation, temporary or permanent employment or otherwise earns any additional salary or money through self-employment of any form during the second six (6) months of the salary continuation period, Employee agrees he will immediately notify Employer of his unemployment compensation, additional salary or earnings, and his salary continuation payments shall be reduced in an amount equal to such unemployment compensation, salary or earnings for each week during the remainder of the salary continuation period in which such unemployment compensation, salary or earnings are received by Employee. Employee acknowledges that no additional compensation, including, but not limited to, vacation time off with pay or bonus is owed to Employee.

          b.          Insurance Coverage. Employee may continue insurance coverage pursuant to the Consolidated Omnibus Reconciliation Act of 1987 ("COBRA"). If Employee elects COBRA coverage, Employer will pay for the first six (6) months, or until Employee becomes covered under another insurance policy, whichever occurs first. Employee will notify Employer if Employee has become covered under another insurance policy.

          c.          Automobile Allowance. Employer will pay Employee Five Hundred Dollars ($500.00), minus normal payroll deductions, per month for a period of six (6) months. Payment will be made on a monthly basis.

          d.          Letter of Introduction. Employer shall, upon request by prospective employers, provide a letter of introduction in the form attached.

          e.          Outplacement Services. If Employee has not obtained new employment within three (3) months from the date of this Agreement and Employee elects to use outplacement and counseling services from an outplacement and counseling service acceptable to the parties, to assist in obtaining new employment, Employer shall pay for outplacement and counseling services in an amount not to exceed Five Thousand Dollars ($5000). Invoices for the cost of the outplacement and counseling services shall be sent to Employer for payment directly to the outplacement and counseling service.

          f.          Benefits. All other benefits shall cease as of the termination date in Paragraph 1.

          3.          Release, Waiver, and Covenant Not to Sue. In consideration of the severance pay and other benefits, Employee releases, waives, covenants not to sue, and forever discharges Employer from all claims, demands, charges, obligations, damages, and liabilities of every kind and nature and from all actions and causes of action which Employee may now have or later maintain against Employer, occurring prior to the date Employee signs this Agreement, whether in law or in equity, known or unknown, arising in any way out of his employment or separation from his employment with Employer.

          a.          Included Statutes. This Release and Waiver and Covenant Not to Sue includes, but is not limited to, any and all claims, including claims for attorney's fees, arising under the Civil Rights Acts of 1964 and 1991, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Michigan Elliott-Larsen Civil Rights Act, the Michigan Payment of Wages and Fringe Benefits Act, the Michigan Persons with Disabilities Civil Rights Act, and all other applicable state and federal statutes.

          b.          Included Claims. This Agreement also includes, but is not limited to, all claims for past or future wages, severance pay, bonuses, including, but not limited to, any bonus under the Incentive Bonus Plan, vacation pay, medical insurance, life or disability insurance, and other benefits (except vested retirement benefits) and all claims for violation of any expressed or implied agreement, written or verbal, that occurred before the execution of this Agreement, or for any violation of any common law duty or statute, including all claims for attorney's fees.

                    Employee does not waive rights or claims that may arise after the date Employee signs this Agreement, including any claims relating to a breach of this Agreement by the Company. Employee does not waive any rights to vested employee benefits, group health benefit continuation rights provided by COBRA, or any claim for worker's compensation.

          4.          Full Review and Knowing and Voluntary Agreement. Employee may consider this Confidential Separation Agreement and General Release for up to twenty-one (21) days after it is delivered to him. Employee acknowledges that some or all of the consideration provided under Paragraph 2 is in addition to anything of value to which Employee is already entitled; that Employee has carefully read and fully understands the provisions of this Confidential Separation Agreement and General Release, and that he is voluntarily entering into this Confidential Separation Agreement and General Release.

                    Employee acknowledges that he has been advised in writing to consult with an attorney. Employee acknowledges that he either has consulted with an attorney or has deliberately chosen not to do so.

                    Employee reserves the right to revoke this Agreement for a period of seven (7) days following the date of execution. This Agreement shall not become effective or enforceable until this revocation period has expired. Revocation shall be accomplished by delivery of written notice to Jon Pike.

          5.          Non-Admission of Liability. By execution of this Agreement, each party specifically denies any wrongdoing as to the other party and specifically disclaims any violation of any law, contract, public policy, or the commission of any tort.

          6.          Resignation from Other Positions. Employee agrees that he will immediately resign from all positions, including, but not limited to, director, president, and/or chief executive officer, which he holds as a result of his employment with ChoiceOne Bank, including, but not limited to, any position he holds with West Shore Computer Services, Inc., Bankers Title Insurance or any other title insurance company, ChoiceOne Financial Services, Inc., ChoiceOne Bank, ChoiceOne Travel, Inc., ChoiceOne Insurance Agencies, Inc., and all trusteeships for any benefit plans.

          7.          Expense Report. Employer agrees to reimburse Employee for any outstanding business expenses as provided in the employment letter dated December 21, 1994.

          8.          Disclosure of Resignation. Employee acknowledges and agrees that Employer will file a report on Form 8-K announcing the appointment of an interim president which will mention Employee's resignation. Employee agrees that Employer also may notify shareholders of Employer of this same information.

          9.          Non-Disclosure Provision. Except as provided in Paragraph 8, Employee and Employer specifically acknowledge and agree that, as a material condition of this Agreement and of the consideration contained herein, neither will disclose the terms or conditions of this Agreement to any third person or entity except as provided in this paragraph; provided, however, nothing in this paragraph shall be construed to prohibit either party from disclosing the terms and conditions of this Agreement to Employee's spouse, the parties' attorneys or accountants (so long as such parties agree to honor this non-disclosure provision), as required by federal or state securities laws, or as may be lawfully required or as ordered by any state or federal administrative agency, tribunal or court of law.

          10.          Return of Company Property. Employee shall immediately return to Employer all property of Employer in Employee's possession, including, but not limited to, business plans, customer lists and information, financial information, credit cards, keys, files, correspondence, business notes, memoranda, office equipment, electronic equipment, computers, telecommunications equipment, car phones, fax machines, pagers, documents, and all other materials relating to Employer's business. Employee agrees not to make, keep, or deliver to anyone else photocopies or other facsimiles of such materials. Employer agrees that Employee may keep the personal planner which was purchased by Employer. Employee agrees to remove all of Employer's property, as defined above, from the personal planner.

          11.          Nondisparagement. Employee shall not, from and after the date of this Agreement, initiate or join in negative or critical comments, discussions, or other communications about, or otherwise disparage Employer, its affiliates, or their products, services, employees, officers, directors, customers, agents, or any other person associated with Employer.

          12.          Confidential Information. Employee agrees that he will never disclose to any person, firm, corporation, or other entity, any confidential information or knowledge of or about Employer or any of its affiliates or their business, and shall not disclose or publish, or make use of the same without the prior written consent of Employer. Employee agrees that "confidential information" includes, but is not limited to, techniques, processes, developmental or experimental work, trade secrets, customer or prospect names or information, or proprietary or confidential information relating to the current or planned products, services, sales, employees or business, cost or other financial information, computer programs and software, technical data, methods, processes, compositions, equipment, research data, marketing and sales information strategies, personnel data, customer names or other information related to customers, books, records, reports, statements, plans, or any other information pertaining in any respect to Employer, Employer's business, or to Employer's customers.

          13.          Applicable Law. This Agreement shall be construed under the laws of the State of Michigan.

          14.          Persons Bound. This Agreement is binding on and inures to the benefit of Employee, Employee's spouse, heirs, administrators and assigns. Employee intends that this Agreement and its releases apply not only to Employer, but to all divisions and affiliated entities of Employer, including, but not limited to, ChoiceOne Financial Services, Inc., and to the predecessors, successors, assigns, agents, officers, directors, shareholders, employees, and other representatives of each.

          15.          Agreement. Employee acknowledges that on December 21, 1994, he was given a letter that contained the terms and conditions of his employment which he accepted, a copy of which is attached as Attachment "A." Employer agrees to release Employee from the Covenant

Not to Compete contained in Paragraphs 6(a) and 6(b) of the letter. Employee agrees that his obligations contained in Paragraphs 5 and 6(c) set forth in the letter shall remain in effect following the termination of his employment.

          16.          Entire Agreement. This Agreement and its attachment contain the entire understanding between the Employee and the Employer and supersede all previous verbal and written agreements. This Agreement can be changed only in writing, signed by the Employer and the Employee.

          17.          Payment. No consideration will be paid under this Agreement until seven (7) days after this Agreement has been executed.

The parties have signed this Agreement as of the 10th day of November, 2000.

Dated:	November 9, 2000	s/ Jae M. Maxfield
Jae M. Maxfield
Employee

Dated:	November 9, 2000	CHOICEONE BANK

By:s/ Jon E. Pike
Its Chairman
Employer